                                                                     EXHIBIT 8.1

                          GOODWIN, PROCTER & HOAR LLP

                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881



                               February 3, 1998



Bradley Real Estate, Inc.
40 Skokie Boulevard, Suite 600
Northbrook, IL 60062

          Re:  Federal Income Tax Matters
               --------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in our capacity as counsel to Bradley Real Estate, Inc. (the "Company"), a Maryland corporation, regarding the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is rendered in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") relating to up to 1,212,630 shares of common stock, par value $.01 per share (the "Redemption Shares"), of the Company that may be issued if, and to the extent that, certain holders of limited partner units ("Units") representing partnership interests of Bradley Operating Limited Partnership (the "Operating Partnership") tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares.

     In rendering the following opinion, we have examined the Registration Statement, the Company's Charter (including the Declaration of Trust of Bradley Real Estate Trust) and Bylaws and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We also have relied upon the representations of the Company regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume, and rely upon such assumption, that the Company has been and will be operated in accordance with applicable laws and the terms and

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February 3, 1998
Page 2


conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, and rely upon such assumption, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date, through and including the date of this letter.

     The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing and the assumptions, qualifications and factual matters set forth in the Registration Statement, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT, we:

     1. Are of the opinion that for all years as to which the Company's tax returns remain open for adjustment by the Internal Revenue Service, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Company's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code; and

     2. Hereby confirm the opinions of Goodwin, Procter & Hoar LLP set forth in the prospectus contained in the Registration Statement under the subsection

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February 3, 1998
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          "Description of Units and Redemption of Units -- Tax Consequences of Redemption" and under the heading "Federal Income Tax Considerations" relating to the exchange or redemption of Units and the acquisition and ownership of the Redemption Shares.

     We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/ GOODWIN, PROCTER & HOAR LLP

                                    GOODWIN, PROCTER & HOAR LLP